Exhibit (a)(30)

TRUSTEE AUTHORIZATION TO REDESIGNATE A

SERIES OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its December 12, 2024 meeting, the undersigned Trustees of the Trust hereby approve the redesignation of a previously-authorized series of the Trust as follows, effective March 1, 2025:

Existing Name	New Name
Nuveen Mid Cap Growth Fund	Nuveen Quant Mid Cap Growth Fund

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 12th day of December, 2024.

/s/Joseph A. Boateng	/s/John K. Nelson
Joseph A. Boateng	John K. Nelson

/s/Michael A. Forrester	/s/Loren M. Starr
Michael A. Forrester	Loren M. Starr

/s/Thomas J. Kenny	/s/Matthew Thornton III
Thomas J. Kenny	Matthew Thornton III

/s/Amy B. R. Lancellotta	/s/Terence J. Toth
Amy B. R. Lancellotta	Terence J. Toth

/s/Joanne T. Medero	/s/Margaret L. Wolff
Joanne T. Medero	Margaret L. Wolff

/s/Albin F. Moschner	/s/Robert L. Young
Albin F. Moschner	Robert L. Young